AMENDED and RESTATED

45 BASIS POINT EXPENSE CONTRACT

between

FIDELITY SALEM STREET TRUST:

FIDELITY INVESTMENT GRADE BOND FUND

and

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC

This AMENDED and RESTATED 45 Basis Point Expense Contract, dated as of January 1, 2020, (the “Agreement”), is made and entered into by and between Fidelity Salem Street Trust, a Massachusetts business trust which may issue one or more series of shares of beneficial interest (the “Trust”), on behalf of Fidelity Investment Grade Bond Fund (the “Fund”), and Fidelity Management & Research Company LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Trust, on behalf of the Fund, and the Manager have entered into an Amended and Restated Fundwide Operations and Expense Agreement, dated as of January 1, 2020, pursuant to which the Manager has agreed to limit fund-level expense of the Fund (including its advisory fee) to 35 bp;

WHEREAS, the retail class of the Fund (the “Retail Fund”) currently pays transfer agent fees at a fixed rate of 10 bp; and

WHEREAS, the Trust and the Manager have determined that it is appropriate and in the best interest of the Fund and its shareholders to maintain the expenses of the Retail Fund at a fixed annualized expense rate not to exceed 45 basis points.

NOW THEREFORE, the parties hereto agree as follows:

1. EXPENSE PROVISION. Until this agreement shall be amended or terminated pursuant to Section 2 or Section 5 hereof, the Manager agrees to pay or provide for the payment of any fee or expense allocated at the class level and attributable to the Retail Fund, such that the ordinary operating expenses incurred by the Retail Fund in any fiscal year (excluding interest, taxes, and extraordinary expenses, as well as non-operating expenses such as brokerage commissions and fees and expenses associated with the Fund’s securities lending program, if applicable) will not exceed 0.45% on an annual basis. For avoidance of doubt, it is understood that this agreement shall not apply to any Advisor Class of the Fund.

2. AMENDMENTS. This Agreement may not be amended to increase the fees or expenses payable by the Retail Fund except by a vote of a majority of the Board of Trustees of the Trust and by a vote of a majority of the outstanding voting securities of the Retail Fund; provided that the Trust may amend Section 1 hereof without shareholder approval if the Board of Trustees determines that any payments by or on behalf of the Manager described in Section 1 hereof may create a preferential dividend for federal income tax purposes; and further provided, that all other amendments may be approved by mutual consent of the parties without a shareholder vote.

3. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or the Retail Fund to take any action contrary to the Trust's Declaration of Trust or Bylaws, each as in effect from time to time, or any applicable statutory or regulatory requirement, including without limitation any requirements under the Investment Company Act of 1940 (the “1940 Act”), to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for or control of the conduct of the affairs of the Trust or the Retail Fund.

4. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement between the Trust and the Manager, or the 1940 Act, shall have the same meaning as and be resolved by reference to the Management Agreement.

5. TERMINATION. This Agreement will automatically terminate upon termination of the Management Agreement between the Fund and the Manager.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first above written.

Fidelity Management & Research Company LLC

By: /s/Christopher J. Rimmer ______

Christopher J. Rimmer

Treasurer

Fidelity Salem Street Trust,

on behalf of Fidelity Investment Grade Bond Fund

By: /s/Laura M. Del Prato ________

Laura M. Del Prato

President and Treasurer